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                                                                     Exhibit 5.1

                                 April 14, 2000

The Board of Directors of
OMNOVA Solutions Inc.
175 Ghent Road
Fairlawn, Ohio  44333


         Re: THE GENCORP/OMNOVA SOLUTIONS JOINT RETIREMENT SAVINGS PLAN


Ladies and Gentlemen:

         I am Senior Vice President, Law and General Counsel of OMNOVA Solutions Inc., an Ohio corporation (the "Company") and as such I am familiar with the circumstances surrounding the inception and administration of The GenCorp/OMNOVA Solutions Joint Retirement Savings Plan (the "Plan"). In my capacity as counsel, I or a member of my staff has examined the originals, or certified, conformed or reproduction copies of all records, agreements, instruments and documents, and have reviewed such matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the shares of the Company's Common Stock, par value $0.10 per share, that may be offered or issued pursuant to the Plan are duly authorized and will be, when issued and sold in accordance with the Plan, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to any Registration Statement on Form S-8 filed by the Company to effect registration under the Securities Act of 1933 of the shares to be issued and sold pursuant to the Plan.


                                                     Very truly yours,



                                                     James C. LeMay
                                                     Senior Vice President, Law;
                                                     General Counsel